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                                                                   EXHIBIT 12


                                      SOUTHWESTERN BELL TELEPHONE COMPANY
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                              DOLLARS IN MILLIONS


                                          THREE MONTHS ENDED                   YEAR ENDED
                                               MARCH 31,                      DECEMBER 31,


                                            1994        1993    1993     1992     1991     1990    1989


     Income Before Income Taxes,
       Extraordinary Loss and Cumulative
       Effect of Changes in Accounting
       Principles                          $ 406.0    $ 367.8 $1,424.2  $1,324.7  $1,286.3  $1,319.4  $1,268.9
        Add:Interest Expense                  88.0       99.1    385.2     408.7     456.3     439.3     476.6
             1/3 Rental Expense                6.3        4.9     22.8      27.6      22.7      29.6      28.2


             Adjusted Earnings             $ 500.3    $ 471.8 $1,832.2  $1,761.0  $1,765.3  $1,788.3  $1,773.7

     Total Interest Charges                $  88.0    $  99.1 $  385.2  $  408.7  $  456.3  $ 439.3   $  476.6
     1/3 Rental Expense                        6.3        4.9     22.8      27.6      22.7     29.6       28.2


             Adjusted Fixed Charges        $  94.3    $ 104.0   $408.0  $  436.3  $ 479.0  $ 468.9    $  504.8


     Ratio of Earnings to
     Fixed Charges                            5.31       4.54     4.49      4.04     3.69     3.81        3.51

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